DECEMBER 08, 2015 / 03:30PM GMT, CASY - Q2 2016 Caseys General Stores Inc Earnings Call

EXHIBIT 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
CASY - Q2 2016 Caseys General Stores Inc Earnings Call

EVENT DATE/TIME: DECEMBER 08, 2015 / 03:30PM GMT

CORPORATE PARTICIPANTS
Bill Walljasper Casey's General Stores Inc - CFO

CONFERENCE CALL PARTICIPANTS
Karen Short Deutsche Bank - Analyst
Kelly Bania BMO Capital Markets - Analyst
Ben Bienvenu Stephens Inc - Analyst
Stephen Grambling Goldman Sachs - Analyst
Bonnie Herzog Wells Fargo Securities - Analyst
Chuck Cerankosky Northcoast Research - Analyst
Ben Brownlow Raymond James & Associates - Analyst
Anthony Lebiedzinski Sidoti & Company - Analyst
Bob Summers Macquarie Group - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Casey's General Stores Incorporated second-quarter FY16 earnings release.

(Operator Instructions)

Please do note, today's program is being recorded.

(Operator Instructions)

I would now like to now introduce Bill Walljasper, Chief Financial Officer, for our opening remarks. Please go ahead, sir.

Bill Walljasper - Casey's General Stores Inc - CFO

Good morning, and thank you for joining us to discuss Casey's results for the quarter ended October 31. I am Bill Walljasper, Chief Financial Officer. Bob Myers, Chairman and Chief Executive Officer, is also here.

Before we begin, I'll remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2015 annual report, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey's disclaims any intention or obligation to update or revise forward-looking statements, whether as result of new information, future events or otherwise.

We'll take a few minutes to summarize the results of the second quarter, and then afterwards, open for questions about our results. As all of you have seen, diluted earnings per share in the second quarter were up 56% to $2 compared to $1.28 a year ago. Year-to-date diluted earnings per share were $3.57 compared to $2.56 in the same period last year.

EBITDA was up over 38% in the quarter compared to a year ago. The results reflect a strong fuel margin environment, as well as strong sales performance across all categories. Before we go over each category to get more detail on what is driving the results, I will remind everyone that we will release the details of November same-store sales on Tuesday, December 15.

During the second quarter, we experienced a strong fuel margin environment, resulting in an average margin of $0.247 per gallon compared to $0.195 per gallon in the same period a year ago. Year-to-date fuel margin is $0.211 per gallon, well-ahead of our annual goal. Casey's trailing four-year fuel margin is $0.17 per gallon.

Second-quarter margin benefited from increased volatility of wholesale costs during the period, as well as an overall decline of wholesale fuel costs. We also benefited from the sale of renewable fuel credits, commonly known as RINs, during the period. During the quarter, we sold 13.6 million RINs for $4.7 million. This represented about $0.01 per gallon improvement to the fuel margin.

Subsequent to the recent announcement from the EPA, RINs are currently trading around $0.75. Last year in the third quarter, the average RIN sold for approximately $0.60. Lower retail fuel prices from a year ago benefited same-store gallons, resulting in an increase of 3.3% in the second quarter, while total gallons sold increased 7.7% to $496.2 million.

Same-store gallons sold year to date were up 3.3%, with total gallons sold for the year up 7.8% to $997.4 million. The average retail price of fuel for the quarter was $2.35 a gallon compared to $3.19 last year. Fuel gross profit for the quarter was up nearly 37% to $122.7 million.

Total sales in the grocery and other merchandise category were up 10.6% to $516.6 million in the second quarter. Same-store sales were above goal, up 7.5%.

We experienced double-digit sales increases in nearly all areas of the category during the quarter compared to a year ago, with an average margin of 31.5%. As result, gross profit dollars was up nearly 8% to $162.9 million.

The margin in the quarter was affected by a $5.2 million out-of-period adjustment related to the correction of warehouse costs from the first quarter that were not properly captured. The adjustment had no impact on year-to-date results.

For the year, same-store sales were up 7.2%, with total sales up 10.3% to $1 billion. The average margin year to date is on-goal at 32.1%. We're pleased with the gains in the category, and anticipate continued growth throughout the fiscal year as we benefit from the continued rollout of operational initiatives and new store openings.

The prepared food and fountain category continues its strong performance, with total sales up 14% to $229.4 million for the quarter. Same-store sales in the quarter were up 9.4%, with an average margin of 63.4%, up 410 basis points from a year ago. This was primarily due to lower commodity costs and prior retail price increases.

We are currently locked in on our average cost of cheese for the quarter at $1.89 per pound, compared to $2.43 a pound a year ago. The forward-buy contract for cheese extends through December of 2015. For comparison, the average cheese costs in the third and fourth quarter of last fiscal year was $2.05 per pound and $1.89, respectively.

Year-to-date same-store sales were up 9.8%. Due to the sales increases in margin enhancement, we were able to lift gross profit dollars in the quarter nearly 22% to $145.5 million. We're pleased with the gains in the category, and anticipate continued growth throughout the fiscal year as we benefit from the continued rollout of operational initiatives, including online ordering, as well as new store openings.

At the six-month mark, operating expenses were up 8.7%. For the quarter, operating expenses increased 9.5% to $268 million. Approximately 80% of this increase was due to a rise in wages and payroll taxes. This was primarily related to an increase in the operational initiatives, operating 48 more stores from a year ago in the same period, and an increase in bonuses as a result of the Company's strong performance this quarter, compared to the same time period a year ago.

On the income statement, total revenue in the quarter was down 10.5% to $1.9 billion, due to 26% decrease in the retail price of fuel from the second quarter last year. The revenue decline was offset by strong sales gains, due to an increase in the number stores in operation this quarter compared to the same period a year ago, and the additional rollout of operational initiatives to more stores. Year-to-date total revenue was down 10.5%, due to lower fuel prices.

The effective tax rate in the quarter was 35.8%, down primarily related to an increase in favorable permanent tax differences and a decrease in state tax expense. We now expect our effective tax rate to be around 35.5% to 36.5% for the fiscal year.

Our balance sheet continues to be strong. At October 31, cash and cash equivalents were $65.6 million, up from $48.5 million at the end of the fiscal year, primarily due to the strong year-to-date results of the Company. Long-term debt net of current maturities was $830.6 million, while shareholder equity rose to $1 billion, up $134 million from fiscal year-end.

At the six-month mark, we generated $245 million in cash flow from operations, and capital expenditures were $210 million compared to $230 million a year ago in the same period. This was down to a decrease in acquisition activity year to date, compared to the same period last year. We expect capital expenditures to increase as new store construction accelerates and we complete more major remodels during the second half of our fiscal year.

This quarter, we opened 17 new store constructions and completed four replacement stores. Acquisition activity has been slower thus far in the year, as we have seen transaction multiples and seller expectations increase. We believe this is due in part to the higher fuel-margin environment that exists generally throughout the industry. We will continue to remain patient.

Additionally, we have completed 24 major remodels, and have 26 new stores under construction, as well as 39 major remodels under construction. We anticipate opening a total of approximately 50 new store constructions and completing 100 major remodels by the end of the fiscal year. Our store count at the end of the quarter was 1,904.

In addition to the unit growth, year to date, we have converted 100 more locations to a 24-hour format, and added 20 more stores to the pizza delivery program. We're also nearly complete with rolling out online ordering to all of our stores. With the completion of this at the end of this month, we will begin a comprehensive marketing campaign, starting in January, which will include the introduction of our mobile app for this new service. Preliminary results for the soft rollout thus far have been very positive, and we're excited and optimistic about this new initiative.

That completes our review of the quarter. As I mentioned previously, we will release November same-store sales on Tuesday, December 15. We will now take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Karen Short, Deutsche Bank.

Karen Short - Deutsche Bank - Analyst

Hi. Thanks for taking my question. How are you?

Bill Walljasper - Casey's General Stores Inc - CFO

Good, Karen. How are you?

Karen Short - Deutsche Bank - Analyst

Good. Just my standard question would be related to online orders. Obviously you said you would kick off a mass marketing campaign in January. But any color you could give us in terms of attachment rates and add-ons, in terms of online order? And then help me understand if there was some benefit to the gross margin in prepared food from it?

Bill Walljasper - Casey's General Stores Inc - CFO

Yes, first of all, the preliminary results from online ordering -- we haven't had a tremendous amount of results at this point. But I can tell you right now, Karen, that the results are very favorable. It ranges not only from an increase in whole pie orders [that serve] online ordering, but also and probably just as significant, would be the increase in add-on sales -- things like extra toppings, bread sticks, buffalo wings, things like that. We are going to probably stop short at this point to give out any type of financial indications, at this point. However, I can tell you that, based on the information we've seen thus far, we are very optimistic about the rollout. The online ordering, combined with the continued rollout of operational initiatives next fiscal year, certainly gives us -- we'll just say, we're cautiously optimistic about the results and opportunities for next fiscal year in prepared foods.

Karen Short - Deutsche Bank - Analyst

Okay. Any color on the gross margin then, in prepared foods? Obviously I can back into what cheese contributed, but any other color? Because it was a little higher than we were looking for.

Bill Walljasper - Casey's General Stores Inc - CFO

Absolutely. The 410-basis point improvement in the prepared food margin predominantly is due to the commodity costs. So cheese costs represented about 215-, 200-basis point improvement. We still had two price increases that were in play in the quarter. That lifted about 150 basis points. Also about a 15-basis point improvement from the lock that we have on coffee, that goes into next year. That will give you the majority of that increase. Now I will say that we did just lapse, in November, one of those price increases.

Karen Short - Deutsche Bank - Analyst

Right, okay. And then credit card fees in the quarter?

Bill Walljasper - Casey's General Stores Inc - CFO

Credit card fees in the quarter -- about $27 million.

Karen Short - Deutsche Bank - Analyst

Okay. And then just the last question. In terms of OpEx, it has been trending lower. Obviously, I think, a function of the lower acquisition environment, or less-than-expected acquisition environment, a little bit. But how do we think about the operating expenses in the second half, and especially with the new DC opening?

Bill Walljasper - Casey's General Stores Inc - CFO

The second half -- as I indicated, we're going to start accelerating major remodel activity. We've committed to do 100 major remodels this year. So right now, the majority of those are going to be back-loaded into the last two quarters. Obviously that brings benefit to the Company, but also increases operating expense. You should see a slight acceleration in operating expense because of that, and acceleration in new store openings. With respect to the second distribution center, we expect that be somewhat of a neutral impact going forward in the first year of operation. Also keep in mind, that will become operational in February, so we only have a few months within the fiscal year.

Karen Short - Deutsche Bank - Analyst

Okay, that' s helpful. I will get back in the queue. Thanks.

Bill Walljasper - Casey's General Stores Inc - CFO

Thank you.

Operator

Kelly Bania, BMO Capital Markets.

Kelly Bania - BMO Capital Markets - Analyst

Good morning. Thanks for taking my questions.

Bill Walljasper - Casey's General Stores Inc - CFO

Hi, Kelly.

Kelly Bania - BMO Capital Markets - Analyst

Good morning. I was wondering if we could talk about fuel margins? I understand it's difficult to predict, but clearly, the backdrop was volatile. But $0.247 seems just extraordinarily strong. And I'm just curious if you are sensing just a more seismic shift in the fuel margins going forward, or you think this is really all due to the volatility that's been going on in the market?

Bill Walljasper - Casey's General Stores Inc - CFO

Good question. It's hard for us to predict any future fuel margins. So we can talk about what we're seeing here currently, and some things that have been going in our favor. Certainly in this third quarter, we had two -- or several phenomena happening. One, we did have an overall decline in the wholesale cost of fuel during the period. But also within that timeframe, we did see volatility up and down, in conjunction with what I would call rational pricing from our competition. So all of that combined, elevates us to that $0.247. If you back out RINs, it was about $0.237 -- still a record fuel margin.

But over the last -- as I mentioned in the narrative, the trailing four-year fuel margin is $0.17. That has continually gone up over the last -- oh, probably seven to eight years. We believe it's a function of continued pressure on overall gross profit within our industry, where people are offsetting that pressure, and it happens to be in the fuel margin area. So again, it's hard for us to predict where that will go in the future. The announcement from the EPA several weeks ago certainly seemed to create a little more stability -- or I should say uncertainty -- in the RIN environment. Now, whether RINs stay where they are at currently, we can't certainly predict that. But it certainly has created some of that uncertainty and taken that out of the picture.

Kelly Bania - BMO Capital Markets - Analyst

Got it. I guess the commentary on the acquisition front, too -- it sounds like some potential targets are looking at the fuel environment and at least wanting to continue to participate in that and maybe turning down some offers. Is that the right way to characterize it?

Bill Walljasper - Casey's General Stores Inc - CFO

I would say, partly that. What we have seen in the market area probably over the last six to 12 months is, the acquisitions that have been done have been at pretty high multiples. So if you are seller, whether you're small seller or not, you still are cognizant of that activity. So the multiples certainly are creeping up, and I think that seller expectations are creeping up. And I think you're on point there, in that people that are going to sell their business and have maybe an elevated cash flow, at least for them, are certainly -- have higher expectations. That's where we're going to be patient. We're not going to overpay for an acquisition, just so we can tell someone that we increased the number of units in our business. We will be very patient.

Kelly Bania - BMO Capital Markets - Analyst

Does that make you think about building up the pipeline for organic growth a little bit more over the next couple of years, or just kind of continuing to balance the two?

Bill Walljasper - Casey's General Stores Inc - CFO

Certainly that would be one of the logical thought processes. For us to accelerate organic growth, we certainly start needing to do that now. We have been doing that in preparation, actually, for the second distribution center. We've added staff in the store development department over the last year or so, in an effort to continue to add it in the landscape.

Kelly Bania - BMO Capital Markets - Analyst

Got it. And then can I just ask another about the operating expenses? You mention the bonus impact. Can you quantify what that was on a year-over-year basis?

Bill Walljasper - Casey's General Stores Inc - CFO

We don't quite give that granular of information, but it certainly was an impact. Obviously we are tracking on a record year this year, so far, through six months, relative to the six months a year ago. We just don't give that information out, Kelly.

Kelly Bania - BMO Capital Markets - Analyst

Okay. Thank you very much.

Bill Walljasper - Casey's General Stores Inc - CFO

Yes.

Operator

Ben Bienvenu, Stephens Inc.

Ben Bienvenu - Stephens Inc - Analyst

Thanks, good morning, guys.

Bill Walljasper - Casey's General Stores Inc - CFO

Hi, Ben.

Ben Bienvenu - Stephens Inc - Analyst

Just one follow-up on the rollout of the online ordering with the nationwide ad campaign. Would you expect expenses to move up meaningfully with that, from an advertising-spend perspective? Or do you think you can keep those stable as a percentage of sales?

Bill Walljasper - Casey's General Stores Inc - CFO

I would not expect that to be a meaningful -- it certainly will be an uptick, as we have a little more comprehensive campaign. But I don't think that will resonate through the operating expense line to any great degree. If it does, though, Ben, we will certainly point that out in the next call and future calls.

Ben Bienvenu - Stephens Inc - Analyst

Okay, great. And then when we think about the rollout of accelerated initiatives in the back half, relative to last year, how should we think about the cadence 3Q versus 4Q, and even potentially within the month, if you're willing to provide that level of granularity?

Bill Walljasper - Casey's General Stores Inc - CFO

So we look at -- I think what you're referring to is the major remodels and pizza delivery, as well as the new-store constructions. So when you look of those -- pizza delivery, we indicated at the beginning of the year, we would plan on doing roughly about 100 of those conversions. We've only done 20 of those. So the remaining 80 are going to be back-loaded, probably pretty equally in the last two quarters of the fiscal year. The major remodels -- we still have 76 of those to go, in relationship to our goal. I would say those might be slightly weighted towards the fourth quarter relative to the third quarter. But probably relatively equal there, as well. And the same would hold true with new-store construction. I think we will have more openings in the fourth quarter than we will in the third. But nevertheless, relatively equal.

Ben Bienvenu - Stephens Inc - Analyst

Okay, that's helpful color, thanks. And then, given lower cheese prices, have you thought about extending the forward-buy beyond where we are today, at the end of this calendar year? What's your thought process there?

Bill Walljasper - Casey's General Stores Inc - CFO

We're always looking at opportunities to advantageously lock in some of those volatile costs, like cheese, for instance. I know that our food service department is looking at that very diligently. Right now, we have not extended that lock past December of 2015. But it certainly is on our radar screen. And to the extent that we do execute any future contracts, we will certainly make everybody aware of that.

Ben Bienvenu - Stephens Inc - Analyst

Okay, great. And then just one last one for me. You called out the $5.2 million warehousing cost adjustment in the quarter. I assume that was one-time. But should we have an expectation for that to show up in the next couple quarters?

Bill Walljasper - Casey's General Stores Inc - CFO

No, not at all. That was a one-time anomaly that was picked up in the second quarter, corrected, and as I mentioned, the year-to-date results were not affected. Just, it's a one-time anomaly.

Ben Bienvenu - Stephens Inc - Analyst

Got it, okay. Thanks, and best of luck.

Bill Walljasper - Casey's General Stores Inc - CFO

Yes, thanks, Ben.

Operator

Stephen Grambling, Goldman Sachs.

Stephen Grambling - Goldman Sachs - Analyst

Good morning. Thanks for taking the question.

Bill Walljasper - Casey's General Stores Inc - CFO

Good morning.

Stephen Grambling - Goldman Sachs - Analyst

Just on the grocery margin -- I may have missed this, but if you could potentially quantify some of the impacts there, what's actually driving that? Is it mix shift to tobacco and other factors? And then just as a follow-up, I know you've talked about potential benefits in the past from increasing direct distribution. Can you just give us a sense for what percentage of grocery is direct from vendors, and where that number could go? Thanks.

Bill Walljasper - Casey's General Stores Inc - CFO

I'll take the first part. I don't know if I got all those questions or if I missed one, so you can keep me honest here. But the first part of that question -- we have seen a shift over the -- going on here for the last six to 12 months, with the lower retail fuel prices. That shift really is a trade-up in a couple of areas. One -- and I have mentioned this in the prior conference call -- is trade-up to premium brands of cigarettes. The majority of the premium brands of cigarettes carry a little bit lower margin than the cigarette category as a whole. Also in conjunction with that, we've seen an uptick in carton purchasing relative to pack purchasing, which, again, has a lower margin than the pack. So that phenomenon is playing into that as well, and we are seeing a slight product shift, as well.

The other phenomenon we've seen is an increase in premium brand of sales within the beer category. Again, those are lower-margin within that particular aspect of the overall merchandise category. So those are playing into it. But I would say this as a take-away, Stephen: any time you see a significant margin movement within the grocery and general merchandise category, it's probably related to cigarettes. Because it dominates the category, some 35% to 40% of the overall revenue of that category. You might have to run the second part of your question by us again.

Stephen Grambling - Goldman Sachs - Analyst

As we think about some of the potential opportunities on that grocery margin, I think you had referenced the potential to do a little bit more direct distribution. Any sense for quantifying that?

Bill Walljasper - Casey's General Stores Inc - CFO

I think what you might be referring to -- I'm going to take a stab at this -- would be with some of energy drinks specifically going to Coke. So whether or not we can have a [D] product. Certainly those are always evaluated. Right now, we don't have any plans to take that (technical difficulty) but certainly are evaluating that. And if it makes financial sense, we will certainly do that, because that would free up, certainly, space in the distribution center for future expansion. Other than that, it's a little harder to drive the grocery and other merchandise margin, because of the cigarettes and the problems going on that I mentioned previously.

Stephen Grambling - Goldman Sachs - Analyst

And would that be a sizable percentage of sales that's just going through those energy drinks?

Bill Walljasper - Casey's General Stores Inc - CFO

I think it would be probably smaller than you might think, relative to the category as a whole. I'm not sure it would make a tremendous impact.

Stephen Grambling - Goldman Sachs - Analyst

Fair enough. Thanks so much.

Bill Walljasper - Casey's General Stores Inc - CFO

Thanks, Stephen.

Operator

Bonnie Herzog, Wells Fargo.

Bonnie Herzog - Wells Fargo Securities - Analyst

Thank you. Good morning.

Bill Walljasper - Casey's General Stores Inc - CFO

Hi, Bonnie.

Bonnie Herzog - Wells Fargo Securities - Analyst

Hi. I just have a quick question on RINs. I'm curious. Will your strategy change at all over the next year for RINs, given the recent EPA ruling? And how long do you expect prices will stay elevated?

Bill Walljasper - Casey's General Stores Inc - CFO

I wish I had an answer for the second one. But I can tell you that we don't have any plans right now to dramatically affect how we distribute fuel. We are somewhat -- when we look at our 14-state area, Iowa dominates, with respect to our ability to cure the RINs. So we don't have any different plans at this point.

With respect to your second part of your question, it's really difficult for us to predict where RIN values will go. But certainly the announcement from the EPA for where the blend-wall requirements will be over the next several years certainly has created -- well, I should say, it has taken the uncertainty out of the RIN market. So whether they stay in this $0.70 to $0.80 range for a while, it's really -- it's hard for us to predict. But certainly that's a step in the right direction.

Bonnie Herzog - Wells Fargo Securities - Analyst

Okay. Agreed -- difficult to predict. And then I had a follow-on question on your prepared food business. It's certainly still very strong, but your SSS dropped below 10% in the quarter, really, for the first time in a really long time. So I was hoping you could drill down just a low bit further on why trends are decelerating a bit there?

Bill Walljasper - Casey's General Stores Inc - CFO

I will probably circle back to an answer I had with Stephen on prepared foods. When we look at -- obviously a lot of the same-store sales come from the rollout of these operational initiatives, the conversion of 24 hours, conversion of pizza delivery, as well as major remodels. And now more recently, the online ordering. When you look at this in context, we have completed the 24-hour rollout; we did that in May. But we still have a long way to go on the back-half of the year with respect to the rollout of pizza delivery and major remodels, which have significant impacts to the prepared food category.

I think perhaps that's one of the reasons you're seeing a slight -- I would hesitate to use the word softening when we're doing 9% to 10% same-store sales. But maybe the deceleration temporarily, until we get these rolled out. Then those two, combined with online ordering and the comprehensive campaign that we'll start in January, that certainly led me to have the comment of that we are cautiously optimistic about opportunities in the prepared food category going forward. Hopefully, that helps.

Bonnie Herzog - Wells Fargo Securities - Analyst

Yes, that make sense. And then you've talked a little bit about cigarettes and tobacco, but I would be curious to hear from you what else you're seeing in the category? I know a lot of the new contracts were rolled out. Just curious to hear from your perspective what the current competitive environment is like right now, especially given Reynolds' relatively recent acquisition of Lorillard.

Bill Walljasper - Casey's General Stores Inc - CFO

As a competitive environment for us, it's still very solid in our market area. The cigarette category certainly is a category that has been declining, and has been for some time. So I think we are positioned extremely well to be very competitive in that area, as well as many other areas within the grocery and other merchandise category. But right now, we haven't seen any impact from that particular transaction that you mentioned. We'll certainly continue to monitor that. But it appears that we have been taking market share over the last several years, as you look at our grocery and general merchandise same-store sales number. Which really is driven, in a large part, by the cigarette area, that particular category. So we feel good about where we're at in that area.

Bonnie Herzog - Wells Fargo Securities - Analyst

Okay. And then just one final quick question from me is just, wanted to get a sense from you how realistic your goal is to build or acquire the 75 to 113 stores this year? Because as I think you addressed, you really need to ramp things up in the second half. And I just want to get a sense of your confidence level of being able to do that.

Bill Walljasper - Casey's General Stores Inc - CFO

It's a good question. That 75 number you mentioned there would represent a 4% unit growth. As we mentioned on the call, we're on-pace to do approximately 50 new-store constructions. And so for us to get to that number, we're going to have to see an acceleration of acquisition activity. Given the environment that we have seen in the first six months related to the reasons that I mentioned previously, it certainly will be a challenge at that point. That's why we're looking at other opportunities on a longer-term basis, maybe accelerating organic growth in future years. It's certainly going to be a scenario, though, that we are going to remain patient, and not necessarily get too anxious about a unit number and get wrapped up in a unit number, and continue to focus on the core capabilities of the business. For us, that's writing gross profit dollars throughout the business.

Bonnie Herzog - Wells Fargo Securities - Analyst

Okay, that' s helpful and makes a lot of sense. Thank you.

Bill Walljasper - Casey's General Stores Inc - CFO

You're welcome.

Operator

Chuck Cerankosky, Northcoast Research.

Chuck Cerankosky - Northcoast Research - Analyst

Good morning, everyone. Great quarter.

Bill Walljasper - Casey's General Stores Inc - CFO

Hi. Thanks, Chuck.

Chuck Cerankosky - Northcoast Research - Analyst

Just want to talk a little bit about the cigarettes. When you talk about that trading up to the cartons and the premium brands, Bill, while that might be lower margins, do you end up with more penny profit out of each of those types of sales?

Bill Walljasper - Casey's General Stores Inc - CFO

Yes. Those typically generate a little bit higher penny profit. So again, back to my last answer there, that's what we're really focused on at the end of the day, is driving gross profit dollars.

Chuck Cerankosky - Northcoast Research - Analyst

I don't know if you will talk about this directly, but when you're looking at your comps, how -- in prepared foods -- to what degree were they helped in the most recent quarter by the online ordering, at this point?

Bill Walljasper - Casey's General Stores Inc - CFO

I would say, at this point, since it was a very soft rollout of online ordering, I would say we would have a very nominal impact in the quarter. We have had certainly a significant ramp-up here in the last probably three to four months, to online. But again, we have not done anything comprehensive, nor have we introduced the mobile app. So that mobile app will be introduced later this month in preparation for that comprehensive campaign in January. And that's where I think you will start to see the traction and the benefit from online ordering really take hold.

At the end of the day, Chuck, online ordering, it's a service that, quite frankly, many of our customers demand. That's how they interact with business. It would be similar to when we rolled out pay-at-the-pump years and years ago. You really need that service to stay competitive. I think this is one of those things that, not only do we need to have that touch more customers that may not be interacting with us, but also driving other sales from current customers. We are excited about it.

Chuck Cerankosky - Northcoast Research - Analyst

When you're looking at store development, Bill -- and not only new-store constructions and remodels, but even some retrofittings -- can you talk about what products or services you might be testing? I know you have talked about carwashes in the past. But maybe even exploring different types of locations as you grow the chain?

Bill Walljasper - Casey's General Stores Inc - CFO

Well, several things there. Most of our product innovation typically comes through the prepared food category, so we're always testing different products. It may be more challenging to have a home-run like pizza, when we introduced that back in the 1980s. But we're hitting a lot of singles with a lot of products, and that's what we're going to be gearing for, going forward. And I think the online order will give us an opportunity to touch a lot of people in that regard.

So in addition to the unit growth, the second distribution center comes online in February. That is on-pace to open up roughly the first part -- first week or two of February. What that will allow us to do, is to extend the geography of our search for new sites as well, not only from an organic perspective, but also from an acquisition perspective. That will bring in new states like Michigan and Ohio, for instance. It will also give us the opportunity to efficiently expand further east in Tennessee and Kentucky, and even further south into Arkansas. We think that we are going to have some nice benefits in that regard.

Chuck Cerankosky - Northcoast Research - Analyst

Will you be distributing any new types of products, new distribution capabilities that you don't currently have?

Bill Walljasper - Casey's General Stores Inc - CFO

No, not any really new types of products. Certainly the new distribution center is pretty advanced technology. But nothing new that would pertain to what you're asking about.

Chuck Cerankosky - Northcoast Research - Analyst

All right, thank you.

Bill Walljasper - Casey's General Stores Inc - CFO

Thanks, Chuck.

Operator

Ben Brownlow, Raymond James.

Ben Brownlow - Raymond James & Associates - Analyst

Good morning.

Bill Walljasper - Casey's General Stores Inc - CFO

Good morning, Ben. How are you?

Ben Brownlow - Raymond James & Associates - Analyst

Good. Congrats on the quarter. I just had a quick follow-up question on what you just said recently in terms of the geographic reach, with the new DC ramping up. Just wanted to know in terms of the timing process, in terms of when do you actually start looking at acquisition opportunities or assets in those far-reaching markets. Is it February, or do you start looking earlier than that?

Bill Walljasper - Casey's General Stores Inc - CFO

That's a good question. Certainly when it comes to organic growth, we need to start a little further in advance, because those take a little bit longer to come to fruition, to finally open the store. So with advent of this distribution center coming online in February, we have already started looking at other geographic regions and expanding those.

Ben Brownlow - Raymond James & Associates - Analyst

Can you remind us again what the mile reach is from that DC?

Bill Walljasper - Casey's General Stores Inc - CFO

Generally speaking, about a 500 mile radius from the distribution center.

Ben Brownlow - Raymond James & Associates - Analyst

In that year-one, would you be willing to go up to that 500 miles, or are you trying to work your way out over time?

Bill Walljasper - Casey's General Stores Inc - CFO

I would say, here is the plan, with respect to the distribution center. It will be a slow rollout in the first several months as we transfer stores and truck routes to that, making sure everything operates efficiently. And then over the first full year of the operation of the distribution center, you can plan on roughly about 30% to 40% of the store base or truck routes to be transitioned over to that distribution center. And certainly we want to make sure that we don't overload the distribution center. We want to make sure it runs efficiently before we get overly aggressive in expanding our geography.

Ben Brownlow - Raymond James & Associates - Analyst

Okay, great. Thank you.

Bill Walljasper - Casey's General Stores Inc - CFO

You're welcome.

Operator

(Operator Instructions)

Anthony Lebiedzinski, Sidoti & Company.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Yes, good morning, and thank you for taking the question. Just to follow up on the new distribution center, I think, Bill, you had mentioned earlier that you expect this to be expense-neutral the first year of operations. Once you get past that first year, do you anticipate gaining efficiencies from that second facility?

Bill Walljasper - Casey's General Stores Inc - CFO

Yes, we think there's opportunities as we get more efficient in operating that particular, and get a little more capacity in that second distribution center. There's opportunity, certainly, to gain efficiency. As I've mentioned in some prior calls, we will eliminate all three-day truck routes and majority of two-day truck routes, and certainly that leads to quite a bit of efficiency from our perspective.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Got it, okay. And also just wondering, with the lower fuel prices, have you seen any notable change in the regular versus premium gallons sold?

Bill Walljasper - Casey's General Stores Inc - CFO

For us, that's probably not significant. We only have roughly about 100 to 125 stores that sell premium fuel. So it's not a big fuel option in our market area, given the rural demographics. We haven't seen necessarily a notable uptick in that regard.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Got it, okay. All right, thank you very much.

Operator

Bob Summers, Macquarie.

Bill Walljasper - Casey's General Stores Inc - CFO

Hi, Bob.

Bob Summers - Macquarie Group - Analyst

Hey, how are you doing?

Bill Walljasper - Casey's General Stores Inc - CFO

Good. How are you?

Bob Summers - Macquarie Group - Analyst

I'm doing well. From a gallon [gulf] perspective, what does the industry look like in the geographies that you compete? I'm trying to get a sense for the magnitude of your share gain at this point.

Bill Walljasper - Casey's General Stores Inc - CFO

In fuel gallons?

Bob Summers - Macquarie Group - Analyst

Yes.

Bill Walljasper - Casey's General Stores Inc - CFO

Yes. Well, first of all, obviously one of the reasons that we have seen a nice uptick in same-store fuel gallons has been the differential in retail price, period over period. Typically, we see more gallons per transaction, and that's driving that. We will start cycling against some of the lower retail declines a year ago. So we will see how that moves forward. As far as the new markets, I don't have perspective as to what the competitive landscape is. I can tell you, in the markets that we're currently servicing, it's very rational pricing.

Bob Summers - Macquarie Group - Analyst

Okay. And with respect to grocery and both prepared foods, obviously you're taking share from somebody. Any idea who? And any competitive response over time?

Bill Walljasper - Casey's General Stores Inc - CFO

I can't necessarily point to one competitor response in regards to that. But certainly it's going to a wide range of different businesses that we believe we are taking market share from. Like in the prepared food area, it's going to be any fast food or fast-casual restaurant out there, I think, that we have an opportunity to take market share from. Within the grocery and general merchandise, I think the big market share that we're gaining there is in the cigarettes. And certainly, cigarette sales are dominated by the convenience store industry across the nation. So intuitively, I think we would be taking market share from other convenience stores in our market area in that particular area of our business.

Bob Summers - Macquarie Group - Analyst

Okay. Last one. It looks like we're going to see sustained strength in CPG. The RIN benefit is arguably better than you were thinking three weeks ago. You tie these together, free cash flow should be probably higher than you were originally thinking. How do we think about the allocation of this? Does it go back to shareholders, or does it build a war chest for acquisitions?

Bill Walljasper - Casey's General Stores Inc - CFO

I can't speak to necessarily any future cash flow gains. But I think the general question is, for us, we think there's opportunities to grow the business. We do have a second distribution center coming online. We think given that and the potential to expand our geographies, we think there's going to be opportunity to put any type of additional cash flow, if there is, back into the business.

Bob Summers - Macquarie Group - Analyst

Okay, great, thanks.

Bill Walljasper - Casey's General Stores Inc - CFO

You're welcome.

Operator

I'm showing no further questions at this time. I would like to now hand the program back over to Bill Walljasper for any additional remarks.

Bill Walljasper - Casey's General Stores Inc - CFO

Well, I would just like to thank everybody for joining us this morning. And again, as a reminder, same-store sales will be released next week. And everybody have a happy holiday season. Thank you.

Operator

Ladies and gentlemen, thank you very much for much for your participation. This does conclude the program. You may now disconnect.

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